UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 14, 2013

Commission File Number 1-13610

PMC COMMERCIAL TRUST

(Exact name of registrant as specified in its charter)

TEXAS	75-6446078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600, Dallas, TX 75252	(972) 349-3200
(Address of principal executive offices)	(Registrant’s telephone number)

Former name, former address and former fiscal year, if changed since last report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2013, Irving Munn, a Trust Manager of PMC Commercial Trust, a Texas real estate investment trust (the “Company”), resigned from his position as a Trust Manager of the Company, effective immediately.

Prior to Mr. Munn’s resignation from the Company’s Board of Trust Managers (the “Board”), he was a member of the Audit Committee and Nominating and Governance Committee and the Chairman of the Compensation Committee of the Board. Mr. Munn’s resignation from the Board was not tendered in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company noted that Mr. Munn has made significant contributions to the Company during his tenure on the Board and it appreciates all that he has done for the Company. The Company further noted that Mr. Munn leaves as a friend of the Company and it wishes him all the best.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders (the “Annual Meeting”) was held on June 14, 2013. A total of 9,627,690 shares were voted in person or by proxy, representing 90.86% of the shares entitled to be voted. The following are the final voting results on proposals considered and voted upon at the Annual Meeting, all of which are described in the Company’s 2013 Proxy Statement.

1. Election of Trust Managers.

			Broker
	For	Withheld	Non-Votes
Nathan G. Cohen	2,934,094	2,040,077	4,653,519
Martha Rosemore Morrow	3,023,771	1,950,400	4,653,519
Barry A. Imber	3,055,594	1,918,577	4,653,519
Irving Munn	2,454,707	2,519,464	4,653,519
Jan F. Salit	3,389,524	1,584,647	4,653,519

The Trust Managers, other than Mr. Munn, will continue to serve as Trust Managers until such time as their successors are duly elected and qualified.

2. Approval of the advisory vote on executive compensation.

For	3,150,858
Against	1,384,079
Abstentions	439,230
Broker Non-Votes	4,653,523

The foregoing proposal was approved.

3. Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2013.

For	7,585,294
Against	1,960,634
Abstentions	81,762

The foregoing proposal was approved.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 19, 2013

PMC COMMERCIAL TRUST

By:	/s/ Barry N. Berlin
Barry N. Berlin, Chief Financial Officer